MOORE, COCKRELL, GOICOECHEA & AXELBERG, P.C.

Mikel L. Moore
[Also Admitted in Arizona]
Dale R. Cockrell		145 Commons Loop, Ste. 200
[Also Admitted in South		Kalispell, MT 59901
Dakota and Colorado]
Tracy Axelberg		•
Sean P. Goicoechea	May 8, 2015
Jay T. Johnson		P.O. Box 7370
Jinnifer Jeresek Mariman		Kalispell, MT 59904-0370
[Also Admitted in Oregon]
Christopher C. Di Lorenzo		•
[Also Admitted in Colorado]
Katherine A. Matic		Office: (406) 751-6000
Thomas A. Hollo		Fax: (406) 756-6522
[Also Admitted in Massachusetts
And New Hampshire]

The Board of Directors
Glacier Bancorp, Inc.
49 Commons Loop
Kalispell, Montana 59901
Re:    Legal Opinion Regarding Validity of Securities Offered
Ladies and Gentlemen:
We have acted as special counsel for Glacier Bancorp, Inc., a Montana corporation (“Glacier”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 2,500,000 shares of Glacier common stock, $0.01 par value per share (the “Shares”), authorized for issuance under the Glacier Bancorp, Inc. 2015 Stock Incentive Plan (the “2015 Equity Plan”) that was approved by the Company’s shareholders on April 29, 2015.
In connection with the Shares that will be issued under the 2015 Equity Plan, we have examined the following: (i) the 2015 Equity Plan; (ii) the Registration Statement on Form S-8 to be filed by Glacier with the Securities and Exchange Commission (the “Registration Statement”) (iii) resolutions adopted by the Board of Directors of Glacier (“Board of Directors”) relating to the authorization and approval of the 2015 Equity Plan and the registration of the Shares under the Registration Statement; and (iv) such other documents as we have deemed necessary to form the opinion expressed below. We have assumed that the documents reviewed and relied upon in giving the opinion expressed below are true and correct copies of the documents and the signatures on such documents are genuine. As to various questions of fact material to such opinion, where relevant facts were not independently established, we have relied upon statements of officers of Glacier or representations of Glacier contained in the 2015 Equity Plan. We have assumed, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in the documents listed above or otherwise made known to us.

May 8, 2015

Our opinion assumes that the Shares are issued in accordance with the terms of the 2015 Equity Plan after the Registration Statement has become effective under the Act.
Based upon and relying solely upon the foregoing, we advise you that in our opinion, the Shares, or any portion thereof, when issued pursuant to and in accordance with the 2015 Equity Plan, after the Registration Statement has become effective under the Act, will be validly issued under the laws of the State of Montana and will be fully paid and nonassessable.
We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
This opinion letter is limited to the application of the laws of the State of Montana and we express no opinion as to the laws of any other jurisdictions.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the legal reference to this firm under the caption “Interest of Named Experts and Counsel” as having passed upon the validity of the Shares. In giving such consent, we do not thereby admit that we are experts within the meaning of the Act.
Sincerely,

Moore, Cockrell, Goicoechea & Axelberg, P.C.
/s/ Moore, Cockrell, Goicoechea & Axelberg, P.C.